CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Annual Report on Form 20-F of our auditor's report dated February 15, 2023 relating to the consolidated financial statements of Micromem Technologies Inc. (the "Company") consisting of the consolidated statements of financial position as at October 31, 2022 and 2021 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three year period ended October 31, 2022, which appears in this Form 20-F for the year ended October 31, 2022 as filed with the United States Securities Exchange Commission.

We also consent to the incorporation by reference of such report in the Company's Registration Statement on Form S-8 (File No. 333-203466).

Signed:

Toronto, Ontario

February 24, 2023

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894